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                                                                Exhibit 5.1


                                  Hahn & Hessen LLP
                                      Attorneys
                                Empire State Building
                                   350 Fifth Avenue
                              New York,  N.Y. 10118-0075
                                    (212) 736-1000


                                   February 3, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Advanced Radio Telecom Corp.
              Registration No. 333-19295

Ladies/Gentlemen:

    We are acting as counsel to Advanced Radio Telecom Corp., a Delaware corporation (the "Company") with respect to the registration by the Company under the Securities Act of 1933, as amended, (the "Act"), of 135,000 units (the "Units"), each Unit consisting of $1,000 principal amount at maturity of the Company's Senior Notes due 2007 (the "Notes") and 15 warrants (collectively, the "Warrants") each exercisable to purchase 1.349 shares of Common Stock, par value $.001 per share (the "Warrant Shares"), to be sold by the Company under Registration Statement No. 333-19295 on Form S-1, as amended, relating to the Units, Notes and Warrants, as filed with the Securities and Exchange
Commission (the "Registration Statement"). The Notes are to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee") to be dated as of the closing date of the offering of the Units.

    We are familiar with (i) the proceedings of the Company relating to the authorization of the Units, Notes and Warrants and (ii) the forms of the Purchase Agreement (the "Purchase Agreement") to be entered into by the Company, Merrill Lynch, Pierce Fenner & Smith Incorporated and CIBC Wood Gundy Securities Corp., and the Warrant Agreement ("Warrant Agreement") to be entered into between the Company and Continental Stock Transfer and Trust Company, as Warrant Agent, filed as exhibits to the Registration Statement. In addition, we have made such further examination of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth.

    On the basis of the foregoing, we are of the opinion that, (i) the Units have been duly authorized by the Company and when issued and delivered in accordance with the Purchase Agreement will be legally issued, (ii) the Notes have been duly authorized by



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the Company and when issued and authenticated in accordance with the terms of the Indenture will constitute valid and binding obligations of the Company in accordance with and subject to their terms and the terms of the Indenture, subject to laws relating to bankruptcy, insolvency, moratorium, fraudulent transfer and other laws relating to the enforcement of creditors' rights generally and subject to general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or law), (iii) the Warrants have been duly authorized and when issued and delivered pursuant to the Warrant Agreement and the Purchase Agreement, will be legally issued and
(iv) the Warrant Shares, when issued and delivered upon exercise of the Warrants against payment of the Exercise Price as provided in the Warrant Agreement, will have been duly issued and will be fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Securities and Exchange Commission.

                             Very truly yours,

                             /s/ Hahn & Hessen LLP

                             HAHN & HESSEN LLP